EXHIBIT 99.1

S&W Seed Company Announces Public
Offering of Common Stock

For Immediate Release
Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - May 17, 2012 - S&W Seed Company (Nasdaq: SANW) today announced that it is offering to shares of its common stock in an underwritten public offering, pursuant to an effective shelf registration statement. The public offering is subject to market conditions and other provisions.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), is acting as sole book-running manager for the offering.

The shares are being offered pursuant to a shelf registration statement which was filed with the Securities and Exchange Commission and is currently effective. Information about the offering is available in the preliminary prospectus supplement to be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY 10020, telephone: (212) 201-8064 or email: placements@rodm.com.

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California-based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

Certain of the statements made in this press release are forward looking, such as those, among others, relating to S&W Seed Company's expectations regarding the completion, timing and size of the proposed public offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that the Company will be able to complete the proposed public offering on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, the Company and its business can be found under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011, the Company's Quarterly Report on Form 10-Q for the nine months ended March 31, 2012 and in the prospectus supplement related to the offering to be filed with the Securities and Exchange Commission on or before May 22, 2012. S&W Seed Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.